ALPHARMA                                                                                                     News Release

July 30, 2008

Alpharma Reports Second Quarter 2008 Revenue Growth of 25% from Continuing Operations

Pharmaceutical Revenue Gains Outpace Declines in Animal Health U.S. Livestock Sales

Bridgewater, NJ July 30, 2008 Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, today announced a second quarter 2008 diluted loss per share of $0.02 from its continuing operations. The Company's second quarter 2008 financial performance from continuing operations reflects:

    Revenue of $166.9 million, an increase of 25% over second quarter 2007 revenue from continuing operations of $133.1 million;

    Selling, general and administrative ("SG&A") expenses of $96.0 million, an increase of $35.5 million over the second quarter of 2007, principally reflecting investments in the Pharmaceuticals business to support the launch of the FLECTOR® Patch and the continuing expansion of the business;

    Second quarter diluted loss per share of $0.02 from continuing operations compared to second quarter 2007 diluted earnings per share from continuing operations of $0.13.

During the second quarter, the Company repurchased 1.1 million shares of its common stock for an aggregate total cost of $26.4 million. The Company's cash and cash equivalents balance at June 30, 2008 was $606.8 million.

"We remain pleased with our progress during this crucial period of transformation for Alpharma," commented Dean Mitchell, President and Chief Executive Officer. He continued, "Our year-to-date revenues from continuing operations are almost 30% ahead of last year. We have made significant regulatory progress in the first half of 2008 by submitting a new drug application for EMBEDA™ Capsules, and in our Animal Health business, we have expanded currently marketed products into 13 new geographic regions along with receiving four new indications for existing products. In addition, our licensing partner, IDEA AG, has initiated two Phase III clinical trials for ketoprofen in Transfersome® gel in the U.S. and Europe. Through measured progress against our goals, we continue to execute on our strategic plan to transform Alpharma and deliver on our commitment to create sustainable growth and long-term shareholder value."

Earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations in the second quarter of 2008 totaled $7.4 million and adjusted free cash flow from continuing operations was approximately $18.3 million*. Free cash flow is based on operating cash flow less capital expenditures and purchased intangibles.

Discontinued Operations

On April 1, 2008, the Company completed the sale of its Active Pharmaceutical Ingredients ("API") business, with the transaction closing effective as of March 31, 2008. The Company recorded an estimated net after-tax gain on the transaction of $209.5 million during the first quarter of 2008. The Company's second quarter 2008 results from discontinued operations reflect a net loss after taxes of $6.5 million, or a diluted loss per share of $0.15. The second quarter loss is primarily attributable to foreign exchange and certain transaction-related costs and adjustments. Including these adjustments, results for the six months ended June 30, 2008, include a net after-tax gain on sale of discontinued operations of $203.0 million and total income, net of taxes from discontinued operations of $203.7 million, or EPS of $4.71.

Business Reviews - Continuing Operations

Pharmaceuticals: Revenue increased by $38.7 million, or 91%, to $81.3 million in the second quarter of 2008, compared to revenue of $42.6 million in the second quarter of 2007. The revenue growth was principally attributable to the launch of the FLECTOR® Patch (diclofenac epolamine topical patch) 1.3%, the first prescription topical NSAID patch approved by the U.S. Food and Drug Administration ("FDA"). Second quarter 2008 revenue for the FLECTOR® Patch totaled $37.7 million and prescriptions totaled approximately 157,200. The remainder of the revenue increase in the Pharmaceuticals business relates to sales of KADIAN® (morphine sulfate extended-release) Capsules, which increased slightly over last year's second quarter, to $43.6 million in the second quarter of 2008. Second quarter 2008 KADIAN® prescriptions increased 6% versus the second quarter of 2007 and, on a sequential basis, increased 3% in comparison to the first quarter of 2008.

Pharmaceuticals reported an operating loss of $5.1 million in the second quarter of 2008, versus operating income of $3.1 million reported during the second quarter of 2007. The decrease in operating results reflects ongoing investments in SG&A, principally in support of the launch of the FLECTOR® Patch. These investments were partially offset by the additional gross profit realized on increased revenues.

On April 21, 2008, the Company announced that it withdrew its New Drug Application ("NDA") for EMBEDA™ (morphine sulfate extended-release with sequestered naltrexone hydrochloride) Capsules, and planned to resubmit a revised application. While the initial NDA submission qualified for a priority review, certain technical issues around data presentation prevented a complete evaluation by the FDA within the six month time period permissible for a priority review. On June 30, 2008, the Company announced the resubmission of the NDA for EMBEDA™ Capsules. Alpharma is fully committed to collaborating with the FDA to complete a timely review of the EMBEDA™ Capsule NDA, and continues to anticipate a first quarter 2009 launch following approval.

The Company continues to advance its topical NSAID pipeline. During the second quarter of 2008, two 12-week Phase III trials for ketoprofen in Transfersome® gel were initiated by the Company's partner IDEA AG ("IDEA"). These trials will take place in both the U.S. and Europe. The U.S. study is a placebo-controlled 12-week study in osteoarthritis patients. The European study, also 12-week, is a multi-arm, placebo controlled study that will also compare ketoprofen in Transfersome® gel to celecoxib in a sub-study.

Animal Health: Second quarter revenues decreased 5% to $85.6 million, compared to $90.5 million in the second quarter of 2007. The year-over-year effects of currency favorably impacted second quarter 2008 revenues by approximately $2.8 million. Animal Health revenues reflect the adverse effects that significantly rising commodity costs are having on its customers. This resulted in decreased demand for U.S. livestock products in the second quarter of 2008. This decline in U.S. livestock product revenues was partially offset by increased sales in international markets.

* Reconciliations of reported to adjusted results for continuing operations for the three and six month periods ended June 30, 2008 and 2007, are attached to this release.

Operating income in the second quarter of 2008 was $11.0 million, compared to $17.2 million in the second quarter of 2007. Operating income in the second quarter of 2007 was favorably impacted by $1.0 million of closed facility exit cost adjustments and related asset sales. Excluding these adjustments, second quarter operating margins decreased from 17.9% in 2007 to 12.9% in the second quarter of 2008. The decline in operating income reflects the effects of lower revenue, increased input costs and certain increased investments in research and development ("R&D"), partially offset by the favorable effects of currency, pricing and productivity improvements.

Animal Health continues to advance its key 2008 growth initiatives. In the first half of 2008, the business obtained 13 approvals to support its program of geographic expansion, launched two new products and received four approvals for new indications for existing products.

Second Quarter Comparison of Other Consolidated Income Statement Items - Continuing Operations

Selling, general and administrative expenses increased $35.5 million compared to the second quarter of 2007. As a percentage of revenues, SG&A expenses increased to 57.5% in the second quarter of 2008 from 45.5% in the second quarter of 2007. The increase principally relates to the sales force expansion and other investments in the Pharmaceuticals business to support the January 2008 launch of the FLECTOR® Patch.

Research and development expense in the second quarter of 2008 increased slightly to $17.1 million, compared to $16.4 million in the second quarter of 2007. As a percentage of revenues, R&D expense amounted to 10.2% in the second quarter of 2008, compared to 12.3% in last year's second quarter.

Interest income (expense), net decreased $0.9 million, to $2.3 million of income in the second quarter of 2008 compared to net interest income of $3.2 million in the second quarter of 2007. The decrease in net interest income compared to 2007 reflects lower interest rates on short-term cash investments.

The tax provision (benefit) for the second quarter of 2008 amounted to a benefit of $1.5 million, compared to a tax provision of $5.0 million in the second quarter of 2007.

Share Repurchase Program

In April 2008, the Company announced that its Board of Directors authorized a two-year share repurchase program of up to $150 million. During the second quarter, the Company repurchased 1.1 million shares of common stock under this program at an aggregate cost of $26.4 million and, to date has repurchased approximately 2.5 million shares of common stock at an aggregate cost of $59.5 million. The share repurchase program does not obligate the Company to repurchase any particular number of shares and the program may be suspended or discontinued at any time.

2008 Full Year Outlook

"We continue to advance our growth strategy for the Company," commented Dean Mitchell. "First half 2008 revenue growth from continuing operations was just under 30%, slightly below our targeted full year revenue growth range of 30% to 35% for 2008. Our Pharmaceuticals business accounts for the vast majority of this revenue growth primarily due to the successful launch of the FLECTOR® Patch and continued solid KADIAN® performance. Second quarter revenues in the Animal Health business reflect the impact of the dramatic increases in commodity costs and the resulting effects on the purchasing behavior of our customers, particularly in the livestock market. These increased costs and the uncertainties surrounding their future direction may continue to impact the Animal Health business in the second half of 2008. Despite these challenges, we are maintaining our full year outlook of 30% to 35% year-over-year revenue growth from continuing operations; a reflection of the diversity of our portfolio. In addition, we continue to expect full year 2008 diluted earnings per share from continuing operations to be in the range of $0.15 to $0.35."

This outlook excludes the earnings per share impact of any potential milestone payments associated with the Company's 2007 licensing agreements, any potential business development transactions, and any potential dilution from the Company's convertible notes and stock warrants.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles ("GAAP"), the Company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. This information includes earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and Free Cash Flow which is based on operating cash flow less capital expenditures and purchased intangibles. Within this press release, the Company has disclosed the impact of certain charges and other items on the results of operations. The Company discloses these items to assist the reader in understanding the impact of these items on the Company's financial results and the earnings generated by operations that the Company believes can be more meaningfully compared with prior periods and forecasts. Reconciliations of reported to adjusted results for continuing operations for the three and six months ended June 30, 2008 and 2007, are attached to this release.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007.

Alpharma management will hold a conference call to discuss this press release at 8:30 AM Eastern Daylight Time on Wednesday July 30, 2008. A presentation, which management will refer to on the call, will be available on the Company's website, in the "Investor's Support" section at www.alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 351-4892

International Dial In: (334) 323-7224

Conference ID: ALPHARMA

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from noon on July 30, 2008 at 12:00 PM Eastern Daylight Time until August 13, 2008 Eastern Daylight Time at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS

U.S. Dial In: (877) 919-4059

International Dial In: (334) 323-7226

Participant Code: 62693692

 About Alpharma

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch) 1.3%. Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

About KADIAN® Capsules

KADIAN® Capsules are an extended-release formulation of morphine sulfate indicated for the management of moderate-to-severe chronic pain, when a continuous, around-the-clock opioid analgesic is needed for an extended period of time. Capsules can be taken once-daily (q24h) or twice-daily (q12h), as prescribed, to provide up to 24 hours of pain relief. Capsules are available in eight strengths: 10 mg, 20 mg, 30 mg, 50 mg, 60 mg, 80 mg, 100 mg and 200 mg. KADIAN® Capsules offer flexible dosing and administration options that allow physicians to fine tune titration schedules and tailor treatment for individual patient needs.

KADIAN® Capsules are a Schedule II controlled substance, with an abuse liability similar to other opioid analgesics. The 100 mg and 200 mg capsules are for use in opioid-tolerant patients only. KADIAN® Capsules are to be swallowed whole. The pellets in the capsules are not to be chewed, crushed, or dissolved due to the risk of rapid release and absorption of a potentially fatal dose of morphine. Serious adverse reactions that may be associated with KADIAN® Capsule therapy include: respiratory depression, respiratory arrest, circulatory depression, cardiac arrest, hypotension, and/or shock.

About the FLECTOR® Patch

The FLECTOR® Patch is a 10x14 cm adhesive patch containing 180 mg of diclofenac epolamine applied on a non-woven felt backing and covered with a polypropylene release liner. FLECTOR® Patch contains 1.3% epolamine salt of diclofenac, and has been approved by the FDA for the treatment of acute pain due to minor strains, sprains and contusions. Since its initial approval by Swiss regulatory authorities in 1993, FLECTOR® Patch has been approved for sale in 40 countries throughout the world. IBSA's patented diclofenac epolamine was specifically developed to achieve a significant release of active from the patch and promote subsequent absorption through the skin. FLECTOR® Patch is contraindicated for the treatment of peri-operative pain in the setting of coronary artery bypass graft surgery.

On June 4, 2008, the FDA approved certain labeling changes to the CLINICAL PHARMACOLOGY and CLINICAL STUDIES sections of the package insert for FLECTOR® Patch. These revised sections provide pharmacokinetic data from two studies demonstrating low systemic exposure of diclofenac when administered topically through the FLECTOR® Patch compared to the administration of a single oral 50-mg diclofenac sodium tablet, and the low systemic exposure of diclofenac when the FLECTOR® Patch was tested on healthy volunteers at rest or after undergoing moderate exercise.

About ketoprofen in Transfersome® gel

The licensed product candidate combines ketoprofen and IDEA's novel proprietary Transfersome® gel technology. In August 2006, IDEA reported the positive outcome of a Phase III efficacy and safety trial of osteoarthritis of the knee. In May 2007, IDEA submitted a regulatory filing to the European Medicines Agency ("EMEA") for approval of the product for the short and long-term treatment of osteoarthritis, including data from four Phase II and Phase III clinical studies in over 2000 patients.

In June 2007, IDEA received an approval for ketoprofen in Transfersome® gel from Swiss regulators for the treatment of inflammation and pain related to osteoarthritis. This approval was based on the first pivotal European trial, which demonstrated that both ketoprofen in Transfersome® gel and Celebrex® (celecoxib), improved patient's conditions comparably and progressively over the six-week study period and are both statistically superior to placebo. The much broader EMEA submission package also included a long-term open-label, safety and efficacy trial with patients treated with ketoprofen in Transfersome® gel for up to 18 months.

IDEA has initiated two additional late stage clinical studies: a second pivotal, placebo-controlled, Phase III U.S. study in osteoarthritis patients, and a multi-arm, placebo-controlled, Phase III European study, which will also compare ketoprofen in Transfersome® gel to Celebrex® in a sub-study. The latter is anticipated to help evaluate ketoprofen in Transfersome® gel as a viable alternative to oral NSAIDs, including COX-2 products in the European market.

In July 2008, IDEA withdrew its EMEA regulatory filing for ketoprofen in Transfersome gel® and will evaluate its resubmission upon conclusion of the two additional Phase III clinical studies initiated in the second quarter.

Safety Aspects of NSAIDs

Non Steroidal Anti-Inflammatory Drugs ("NSAIDS") may cause an increased risk of serious cardiovascular thrombotic events, myocardial infarction, and stroke, which can be fatal. This risk may increase with duration of use. Patients with cardiovascular disease or risk factors for cardiovascular disease may be at greater risk. NSAIDs cause an increased risk of serious gastrointestinal adverse events including bleeding, ulceration, and perforation of the stomach or intestines, which can be fatal. These events can occur at any time during use and without warning symptoms. Elderly patients are at greater risk for serious gastrointestinal events. Topically applied NSAIDS, such as FLECTOR® Patch and ketoprofen in Transfersome® gel, are designed to minimize systemic exposure and may provide physicians with expanded options to treat pain.

Alpharma press releases are also available at our website: http://www.alpharma.com. If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Contact:

Jack Howarth

Vice President, Investor Relations

908-566-4153

Jack.howarth@alpharma.com

Alpharma Inc.

Consolidated Statement of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Total revenue	$166.9	$133.1	$324.4	$251.4
Cost of sales	59.0	50.3	117.3	96.2
Gross profit	107.9	82.8	207.1	155.2
Selling, general and administrative expenses	96.0	60.5	186.3	115.7
Research and development	17.1	16.4	68.3	31.3
Asset impairments and other (income) expense	--	(1.0)	--	(3.1)
Operating income (loss)	(5.2)	6.9	(47.5)	11.3
Interest income (expense), net	2.3	3.2	3.0	4.6
Other income (expense), net	0.5	0.5	0.3	0.8
Income (loss) from continuing operations, before income taxes	(2.4)	10.6	(44.2)	16.7
Provision (benefit) for income taxes	(1.5)	5.0	(4.2)	7.6
Income (loss) from continuing operations	(0.9)	5.6	(40.0)	9.1

Income (loss) from discontinued operations, net of taxes	(6.5)	7.4	203.7	15.9

Net income (loss)	($7.4)	$13.0	$163.7	$25.0

Average common shares outstanding:
Basic	43.227	42.915	43.240	42.605
Diluted	43.227	43.462	43.240	43.146

Earnings per common share:
Basic
Income (loss) from continuing operations	($0.02)	$0.13	($0.92)	$0.22
Income (loss) from discontinued operations	($0.15)	$0.17	$4.71	$0.37
	($0.17)	$0.30	$3.79	$0.59
Diluted
Income (loss) from continuing operations	($0.02)	$0.13	($0.92)	$0.21
Income (loss) from discontinued operations	($0.15)	$0.17	$4.71	$0.37
	($0.17)	$0.30	$3.79	$0.58

ALPHARMA INC.

Operating Results by Segment - Continuing Operations (Unaudited)

(in millions)

Three Months Ended June 30,	Revenue		Operating income (loss)
	2008	2007	2008	2007
Pharmaceuticals	$81.3	$42.6	($5.1)	$3.1
Operating margin			-6.3%	7.3%
Animal Health	85.6	90.5	11.0	17.2
Operating margin			12.9%	19.0%
Unallocated and Eliminations	--	--	(11.1)	(13.4)

Total	$166.9	$133.1	($5.2)	$6.9
Operating margin			-3.1%	5.2%

ALPHARMA INC.

Operating Results by Segment - Continuing Operations (Unaudited)

(in millions)

Six Months Ended June 30,	Revenue		Operating income (loss)
	2008	2007	2008	2007
Pharmaceuticals	$147.3	$ 77.1	($54.2)	$ 1.0
Operating margin			N/M	1.3%
Animal Health	177.1	174.3	27.9	34.4
Operating margin			15.8%	19.7%
Unallocated and Eliminations	--	--	(21.2)	(24.1)

Total	$324.4	$251.4	($47.5)	$11.3
Operating margin			N/M	4.5%

N/M - Not- meaningful

ALPHARMA INC.

Consolidated Condensed Balance Sheet (Unaudited)
(in millions)

	June 30, 2008	December 31, 2007
Cash and cash equivalents	$606.8	$309.7
Accounts receivable, net	94.6	93.2
Inventories	117.6	93.1
Prepaid expenses and other current assets	20.3	20.8
Current assets held for sale	--	67.0
Total current assets	839.3	583.8
Property, plant and equipment, net	142.1	140.0
Goodwill and intangible assets, net	339.6	350.3
Other assets and deferred charges	51.4	60.3
Non-current assets held for sale	--	162.0
Total assets	$1,372.4	$1,296.4

Short-term debt	$6.0	$5.8
Accounts payable, accrued expenses and other current liabilities	176.0	159.5
Current liabilities held for sale	--	41.3
Total current liabilities	182.0	206.6
Long-term debt	300.0	300.0
Deferred taxes and other non-current liabilities	77.0	42.1
Non-current liabilities held for sale	--	16.6
Total non-current liabilities	377.0	358.7
Stockholders' equity	813.4	731.1
Total liabilities and stockholders' equity	$1,372.4	$1,296.4

* A reconciliation of reported to adjusted results for continuing operations for the three and six months ended June 30, 2008 and 2007 is as follows:

ALPHARMA INC.

Reported to Adjusted Earnings (Loss) Per Common Share (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Continuing Operations	2008	2007	2008	2007
Diluted earnings (loss) per common share - reported	($0.02)	$0.13	($0.92)	$0.21
R&D milestones, ketoprofen in Transfersome® gel	--	--	$0.85	--
	($0.02)	$0.13	($0.07)	$0.21

ALPHARMA INC.

Earnings Before Interest, Taxes, Depreciation & Amortization ("EBITDA") (Unaudited)

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Continuing Operations	2008	2007	2008	2007
Income (loss) before income taxes	($2.4)	$10.6	($44.2)	16.7
Interest (income) expense, net	(2.3)	(3.2)	(3.0)	(4.6)
Depreciation and amortization(1)	12.1	9.1	22.4	17.6
R&D milestones, ketoprofen in Transfersome® gel	--	--	37.0	--
EBITDA	$7.4	$16.5	$12.2	$29.7
(1) Includes amortization of restricted stock
ALPHARMA INC.
Free Cash Flow (Unaudited)
(in millions)
	Three Months Ended June 30, 2008
Net cash provided (used) by operating activities	($18.2)
Less: Capital expenditures	(6.7)
	(24.9)
Adjust: Milestone payments, ketoprofen in Transfersome® gel	37.0
	12.1
Cash flow from discontinued operations	(6.2)
Free cash flow from continuing operations	$18.3

ALPHARMA INC.

Consolidated Statement of Operations - 2007 (Unaudited)
(in millions, except per share data)

	Q1 2007	Q2 2007	Q3 2007	Q4 2007	2007
Total revenue	$118.3	$133.1	$133.2	$150.2	$534.8
Cost of sales	45.8	50.3	51.5	56.7	204.3
Gross profit	72.5	82.8	81.7	93.5	330.5
Selling, general and administrative expenses	55.3	60.5	54.9	69.7	240.4
Research and development	14.9	16.4	14.6	80.0	125.9
Asset impairments and other (income) expense	(2.1)	(1.0)	(0.3)	(0.2)	(3.6)
Operating income (loss)	4.4	6.9	12.5	(56.0)	(32.2)
Interest income (expense), net	1.4	3.2	3.0	1.6	9.2
Other income (expense), net	0.3	0.5	0.2	(0.4)	0.6
Income (loss) from continuing operations, before income taxes	6.1	10.6	15.7	(54.8)	(22.4)
Provision (benefit) for income taxes	2.6	5.0	10.4	2.7	20.7
Income (loss) from continuing operations	3.5	5.6	5.3	(57.5)	(43.1)

Income from discontinued operations, net of taxes	8.5	7.4	9.8	3.8	29.5

Net income (loss)	$12.0	$13.0	$15.1	($53.7)	($13.6)

Average common shares outstanding:
Basic	42.291	42.915	43.103	43.148	42.867
Diluted	42.845	43.462	43.677	43.148	42.867

Earnings per common share:
Basic
Income (loss) from continuing operations	$0.08	$0.13	$0.12	($1.33)	($1.00)
Income from discontinued operations	$0.20	$0.17	$0.23	$0.09	$0.68
	$0.28	$0.30	$0.35	($1.24)	($0.32)
Diluted
Income (loss) from continuing operations	$0.08	$0.13	$0.12	($1.33)	($1.00)
Income from discontinued operations	$0.20	$0.17	$0.22	$0.09	$0.68
	$0.28	$0.30	$0.34	$1.24	($0.32)